     200 Connell Drive
Berkeley Heights, NJ  07922

Genta Raises $10 Million in Offering of Common Stock and Convertible Notes

BERKELEY HEIGHTS, NJ – July 7, 2009 – Genta Incorporated (OTCBB:  GNTA) announced today that the Company has entered into definitive agreements with institutional investors to place Units consisting of 30% of Common Stock and 70% of Unsecured Subordinate Convertible Notes totaling $10 million in aggregate gross proceeds before fees and expenses.  In connection with the sale of the Units, the Company is also issuing to the investors two-year warrants to purchase Common Stock in an amount equal to 25% of the number of shares of Common Stock issuable upon conversion of the Notes purchased by each investor at each closing.   The closing of the first $3 million of Units is expected to take place on or about July 7, 2009, subject to the satisfaction of customary closing conditions.  Closing of the additional $7 million portion is expected within approximately 30 days.

Shares of Common Stock in the Units sold at the first closing will be priced at $0.002 per share.  The two-year Notes will bear interest at an annual rate of 8% payable at semi-annual intervals in cash or in notes with similar terms at the Company’s sole option.  The Notes will be convertible into shares of Genta common stock at a conversion rate of 500,000 shares of common stock for every $1,000.00 of principal.  The Company shall have the right to force conversion of the new Notes, and all other outstanding senior secured notes, if the closing bid price of the Company’s common stock exceeds $0.01 for a period of 10 consecutive trading days and certain other conditions are met.  The price per share for the Common Stock issued at the first closing, the conversion rate, and the closing bid price of $0.01 do not account for — and will be adjusted upon — the effectiveness of the 1 for 50 reverse stock split recently announced by the Company.

“We are pleased to have entered into this key transaction”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer. “Having completed accrual to our randomized Phase 3 trial of Genasense® in patients with advanced melanoma, we expect these proceeds will enable determination of final results for progression-free survival, a co-primary endpoint of the study.  Assuming positive results, we expect these data will comprise the basis of worldwide regulatory applications for marketing approval.  We anticipate release of these results in the fourth quarter of this year.”

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM) served as the exclusive placement agent for this offering.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of the securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  The Units were offered only to qualified institutional buyers.

The Notes offered and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com